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EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                       GENEREX BIOTECHNOLOGY CORPORATION,

                             AGEXP ACQUISITION, INC.

                                       and

                              ANTIGEN EXPRESS, INC.

Dated as of August 6, 2003.

AGREEMENT AND PLAN OF MERGER, dated as of August 6, 2003 (the "Agreement"), among GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation ("Parent"), AGEXP ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ANTIGEN EXPRESS, INC., a Delaware corporation (the "Company").

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective Stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and subject to the conditions set forth herein, which Merger will result in, among other things, the Company's becoming a wholly owned subsidiary of Parent;

WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Stock (as defined herein), are entering into an agreement dated as of the date hereof (the "Stockholders' Agreement") in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:



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                                    ARTICLE I
                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under Delaware law as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".

1.2. Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the "Effective Time").

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certification of Incorporation; Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time and without any further action on the part of the parties hereto, (a) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL; provided that Article First of the Certificate of Incorporation of Merger Sub shall be amended to read in its entirety as follows: "The name of the corporation is `Antigen Express, Inc.'" and
         (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. Dr. Joseph V. Gulfo and Dr. Robert E. Humphreys will be directors of Merger Sub immediately prior to the Effective Time together with such other individuals selected by Parent in its sole discretion. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

1.6 Conversion of Company Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

         (a) Subject to the provisions of this Article I, each share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") and each share of Series D Convertible Preferred Stock, $.01 par value per share, of the Company (the "Series D Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Stock to be canceled pursuant to Section 1.7 and subject to Section 1.10 and Section 1.1) will be converted automatically into the right to receive one (1) fully paid and non-assessable share (the "General Exchange Ratio") of the Common Stock, par value $0.01 per share (the "Parent Common Stock"), of Parent.

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         (b)      Subject to the provisions of this Article I, each share of the
                  Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), and Series E Convertible
                  Preferred Stock, par value $.01 per share (the "Series E Preferred Stock" (the Company Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are referred to herein collectively as the "Company Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled pursuant to
                  Section 1.7 and subject to Section 1.10 and Section 1.1) will be converted automatically into the right to receive the number of fully paid and non-assessable shares of Parent
                  Common Stock set forth below opposite the title of such series of stock (the shares into which the Company Stock shall be converted pursuant to Section 1.6(a) and (b) are referred to herein as the "Merger Consideration"):

                           Series B Preferred Stock:  1.667
                           Series C Preferred Stock:  2.0
                           Series E Preferred Stock:  1.85

                  (respectively, the "Series B Exchange Ratio", the "Series C Exchange Ratio" and the "Series E Exchange Ratio"; the Series B Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio, the Series E Exchange Ratio and the General Exchange Ratio are referred to herein collectively as the "Exchange Ratios").

         (c) Each share of the Company Stock issued and outstanding immediately prior to the Effective Time shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate representing any such Company Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 1.12 hereof, without interest, and to receive the Additional Merger Consideration in accordance with Section 1.6(d).

         (d) Forthwith following the Effective Time, Parent shall issue to each holder of Parent Common Stock into which Company Stock shall have been converted pursuant to Section 1.6 (a) or (b) and each holder as of the Effective Date of a Company Option that shall be assumed pursuant to Section 1.8 hereof, for each such share of Parent Common Stock held and each such share of Parent Common Stock issuable upon exercise of such assumed Company Option (all of such shares of Parent Common Stock issued or issuable as of the Effective Date shall be referred to below as the "Qualified Shares"), that number of fully paid and non-assessable shares of Parent Common Stock equal to one million (1,000,000) divided by the aggregate number of Qualified Shares (the "Additional Merger Consideration"). Parent shall issue such shares in accordance with the instructions received by the Exchange Agent with respect to the shares exchanged pursuant to Section 1.6(a) and (b), as modified by any further notice received by any holder of Parent Common Stock, and in accordance with the information requested by the Company from holders of Company Options who were not holders of Company Stock as of the Closing. The Additional Merger Consideration shall be held by Parent in escrow until January 31, 2004 and then delivered to the holders pursuant to the foregoing sentences.

1.7 Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Stock held in the treasury of the Company, if any, and each share of Company Stock, if any, owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

1.8 Stock Options and Warrants. At the Effective Time, all options to purchase Company Stock then outstanding (the "Company Options") by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with Section 5.5 hereof.

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1.9      Capital Stock of Merger Sub. Each share of Common Stock, par value
         $0.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.10 Adjustments to Exchange Ratios. Without limiting any other provision of this Agreement, the Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Stock occurring after the date hereof and prior to the Effective Time.

1.11 Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and any fractional interest to which any holder of Company Stock is entitled after aggregating all shares into which such holder's Company Stock shall have been converted pursuant to Section 1.6(a) and (b) shall be rounded to the nearest whole share (with one-half rounded up). Any fractional interest to which any holder of Company Stock or Company Options is entitled after aggregating all shares into which such holder's Company Stock shall have been converted pursuant to Section 1.6(d) or which are otherwise issuable to such holder pursuant to
         Section 1.6(d) shall be rounded to the nearest whole share (with one-half rounded up).

1.12     Surrender of Certificates.

         (a) Exchange Agent. StockTrans, Inc. will act as the exchange agent in the Merger (the "Exchange Agent").

         (b) Parent to Provide Common Stock. Parent has delivered to the Exchange Agent for exchange in accordance with this Article I, 1,780,029 shares of Parent Common Stock to be exchanged pursuant to Section 1.6(a) and (b).

         (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that represented as of the Effective Time outstanding shares of Company Stock to be exchanged pursuant to Section 1.6(a) and (b), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock, after giving effect to any required (as defined herein) Tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. At any time following six (6) months after the Effective Time, all or any number of shares of Parent Common Stock deposited with or made available to the Exchange Agent pursuant to
                  Section 1.12(b), which remain undistributed to the holders of the Certificates representing shares of Company Stock, shall be delivered to Parent upon demand, and thereafter such holders of unexchanged shares of Company Stock shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the shares of Parent Common Stock for payment upon due surrender of their Certificates.

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         (d)      Distributions with respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and payable between the Effective Time and the time of such surrender with respect to such whole shares of Parent Common Stock.

         (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in a name other than the name of the registered holder of the Certificate surrendered, or (ii) established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

         (f) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, the Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any Parent Common Stock that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

         (g) Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock in respect of whom such deduction and withholding were made by Parent.

1.13 Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Company Stock in accordance with the terms of this Article I (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Stock outstanding shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

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1.14     Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the provisions of Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third (3rd) Business Day after all the conditions set forth in Article VI shall have been satisfied (or waived in accordance with Section 7.5, to the extent the same may be waived), unless another time and/or date is agreed by the parties hereto. The Closing shall take place at the offices of Parent, 33 Harbour Square, Suite 202, Toronto, Ontario, Canada or such other place as the parties hereto otherwise agree.

1.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock.

1.16 Tax Consequences. For federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of
         Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The parties shall not take a position on any Tax Return (as defined herein) inconsistent with this Section 1.16.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows except as set forth on the Company Disclosure Schedule:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under Delaware law and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals (collectively, "Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such Approvals, the failure of the Company to be in possession of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a true and complete copy of each of its and each of its Subsidiaries' Certificate of Incorporation and Bylaws or equivalent organizational documents, as amended or restated to the date hereof. Such Certificate of Incorporation and Bylaws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

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2.3      Capitalization.

         (a) The authorized capital of the Company consists of 3,200,000 shares of Company Common Stock, 100,000 shares of Series B Preferred Stock, 100,000 shares of Series C Preferred Stock, 500,000 shares of Series D Preferred Stock and 135,135 shares of Series E Preferred Stock, all with a par value of $.01 per share. As of the date hereof, (i) 866,607 shares of Company Common Stock are issued and outstanding; (ii) 100,000 shares of Series B Preferred Stock, 18,900 shares of Series C Preferred Stock, 500,000 shares of Series D Preferred Stock and 112,920 shares of Series E Preferred Stock are issued and outstanding; (iii) no shares of Company Stock are held in the treasury of the Company; (iv) no shares of Company Common Stock are held by any Subsidiary of the Company; and (v) 112,400 shares of Company Common Stock are duly reserved for future issuance pursuant to Company Options granted. None of the outstanding shares of Company Stock are subject to, nor were they issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in the Company Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company Disclosure Schedule lists all outstanding Company Options and warrants to purchase Company Stock, the record holder thereof and the exercise prices thereof. All outstanding shares of capital stock of the Company were duly authorized and validly issued and fully paid and non-assessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Stockholders of the Company may vote.

         (b)      The Company has no Subsidiaries.

         (c) Except as described in the Company Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company. Except as described in the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or assets or calculated in accordance therewith (collectively, "Stock-Based Rights") or to cause the Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. Except as set forth in the Company Disclosure Schedule or the Stockholders' Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company, to the Knowledge (as defined herein) of the Company, any of the Company's Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company.

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2.4      Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and authorization of this Agreement by votes of the holders of a majority of the outstanding Company Stock in accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws) herein or therein. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.5 Required Vote. The Board of Directors of the Company has duly (i) approved and declared advisable this Agreement, (ii) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the holders of Company Stock, (iii) resolved to recommend adoption of this Agreement and the Merger to the Stockholders of the Company, and (iv) directed that this Agreement be submitted to the Stockholders of the Company for their approval and authorization. The affirmative vote of a majority of all outstanding shares of Company Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement and the Merger. As of August 6, 2003, the holders of the Company Stock that are parties to the Stockholders' Agreement own (beneficially and of record) and have the right to vote, in the aggregate, approximately 28.89% of the total issued and outstanding Company Stock.

2.6      No Conflict; Required Filings and Consents.

         (a) The execution and delivery by the Company of this Agreement and any instrument required by this Agreement to be executed and delivered by the Company at the Closing do not, and the performance of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company at the Closing, shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law or Order in each case applicable to the Company or by which its properties or assets are bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets is bound or affected, except (A) as set forth in the Company Disclosure Schedule or (B) in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) The execution and delivery by the Company of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company at the Closing do not, and the performance of this Agreement and any instrument required by this Agreement to be executed and delivered by the Company at the Closing, shall not, require the Company to, except as set forth in the Company Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), (B) the filing of the Certificate of Merger in accordance with Delaware law or (C) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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2.7      Material Agreements.

         (a) The Company Disclosure Schedule sets forth a true and complete list, and if oral, an accurate and complete summary, of all material Contracts to which the Company is a party as of the date hereof (collectively, "Material Agreements"), including the following agreements:

                  (i) employment Contracts with officers of the Company and other Contracts with current or former officers, directors or Stockholders of the Company, and all severance, change in control or similar Contracts with any current or former Stockholders, directors, officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company to make any payment to any current or former Stockholders, directors, officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

                  (ii)     labor Contracts (if any);

                  (iii) Contracts involving annual revenues, expenditures or liabilities in excess of $50,000 per annum which are not cancelable (without material penalty, cost or other liability) within sixty (60) days;

                  (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and Contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, in each case, relating to indebtedness or obligations in excess of $50,000;

                  (v) Contracts containing a covenant limiting the freedom of the Company (or which purport to limit the freedom of Parent) to engage in any line of business or compete with any Person or operate at any location in the world;

                  (vi) joint venture or partnership agreements or joint development, distribution or similar agreements pursuant to which any third party is entitled or obligated to develop or distribute any products on behalf of the Company or pursuant to which the Company is entitled or obligated to develop or distribute any products on behalf of any third party;

                  (vii) Contracts for the acquisition, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person;

                  (viii) Contracts involving the issuance or repurchase of any capital stock of the Company other than, with respect to the issuance of Company Common Stock, the options or warrants listed in the Company Disclosure Schedule;

                  (ix) Contracts under which the Company has granted or received exclusive rights;

                  (x) any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange Contracts; and

                  (xi) Contracts for the license or supply of any geographic or similar data to the Company.

                  True and complete copies of all written Material Agreements have been delivered or been made available to Parent by the Company. The Company Disclosure Schedule sets forth a true and complete list of all Contracts that would purport to bind Parent following the consummation of the Merger.

         (b) Other than Material Agreements that have terminated or expired in accordance with their terms, each Material Agreement is in full force and effect, is a valid and binding obligation of the Company and is enforceable, in accordance with its terms, against the Company except that the enforcement thereof may be limited by (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors' rights generally, (B) general principles of equity (whether in a proceeding in equity or at law) and (C) an implied covenant of good faith and fair dealing, and such Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, with no material alteration or acceleration or increase in fees or liabilities. The Company is not alleged to be and, to the best Knowledge of the Company, no other party is or is alleged to be in default under, or in breach or violation of, any Material Agreement and, to the best Knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation. The designation or definition of Material Agreements for purposes of this Section 2.7 and the disclosures made pursuant thereto will not be construed or utilized to expand, limit or define the terms "material" and "Material Adverse Effect" as otherwise referenced and used in this Agreement.

2.8 Compliance. The Company is in compliance with, and is not in default or violation of, (i) the Certificate of Incorporation and Bylaws of the Company, (ii) any Law or Order or by which its assets or properties are bound or affected, and (iii) the terms of all notes, bonds, mortgages, indentures, Contracts, permits, franchises and other instruments or obligations to which the Company is a party or by which any of its assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is in compliance with the terms of all Approvals, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has not received notice of any revocation or modification of any Approval of any federal, state, local or foreign Governmental Authority that is material to the Company.

2.9      Financial Statements.

         (a) The Company has not filed, nor is it obligated to file, any forms, reports, schedules, statements or other documents with the United States Securities and Exchange Commission (the "SEC").

         (b) The unaudited Balance Sheet and Income Statement (i) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period involved, and (ii) fairly present the consolidated financial position of the Company as of the date thereof and the consolidated results of its operations and cash flows for the period indicated.

2.10     Absence of Certain Changes or Events.

         (a) Except as described in the Company Disclosure Schedule, since May 31, 2003, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practice, and there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Except as described in the Company Disclosure Schedule, since May 31, 2003, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and the Company has not agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

2.11 No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in the Company Disclosure Schedule, (ii) incurred in the ordinary course of business or (iii) which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.12 Absence of Litigation. Except as described in the Company Disclosure Schedule, there is no Litigation pending on behalf of or against or, to the Knowledge of the Company, threatened against the Company, before or subject to any Court or Governmental Authority which if adversely determined could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not subject to any outstanding Orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.13     Employee Benefit Plans.

         (a) The Company Disclosure Schedule describes all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including without limitation multiemployer plans within the meaning of
                  Section 3(37) of ERISA, and all bonus, stock option, stock purchase, stock appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee or director of the Company, which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, and with respect to which the Company has any current liability (together, the "Employee Plans"). The Company has provided to Parent correct and complete copies of (where applicable) (a) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans (b) the most recent determination letters received from the IRS, if any, (c) the three most recent Form 5500 Annual Reports, if any, (d) the most recent audited financial statement and actuarial valuation, if any, and (e) all related agreements, insurance Contracts and other Contracts which implement each such Employee Plan. Except with regard to the Company Options, there are no restrictions on the ability of the sponsor of each Employee Plan (which is currently the Company) to amend or terminate any Employee Plan, and each Employee Plan may be transferred by the Company to Parent or the Merger Sub, as the case may be.

         (b) There has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; there are no claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or threatened Liens on the assets of any Employee Plan; all Employee Plans conform to, and in their operation and administration are in all material respects in compliance with, the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), orders, and governmental Regulations currently in effect with respect thereto (including all applicable requirements for notification, reporting and disclosure to participants of the Department of Labor, Internal Revenue Service or Secretary of the Treasury); the Company and ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or violation of, and the Company has no Knowledge of any default or violation by any other Person with respect to, any of the Employee Plans. The transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, except as disclosed in the Company Disclosure Schedule.

         (c) The Company does not currently maintain, and has never maintained, an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is or was intended to qualify under Section 401(a) of the Code.

         (d) Each Employee Plan that is a "group health plan" (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"),
                  Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Except as disclosed in the Company Disclosure Schedule, no Employee Plan or written or oral agreement exists which obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee or former employee of the Company following such employee's or former employee's termination of employment with the Company, other than COBRA Coverage.

         (e) Except as set forth in the Company Disclosure Schedule, (i) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA; (ii) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan; and (iv) all awards, grants or bonuses made pursuant to any Employee Plan have been, or will be, fully deductible by the Company notwithstanding the provisions of Sections 162(m) and 280G of the Code and the Regulations promulgated thereunder.

2.14     Employment and Labor Matters.

         (a) The Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company with an annual base salary or compensation rate of $25,000 or higher and sets forth each such individual's rate of pay or annual compensation, job title and date of hire. Except as set forth in the Company Disclosure Schedule, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company and any current or former Stockholder, officer, director, employee, consultant, labor organization or other representative of any of the Company's employees, nor is any such Contract currently being negotiated. Except as set forth in the Company Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Employee Plan or any of the agreements set forth in the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transaction contemplated herein that could result in the payment of any such benefits or payments. Except as set forth in the Company Disclosure Schedule, the Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law. Except as set forth in the Company Disclosure Schedule, the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Effective Time. None of the Company's employment policies or practices is currently being audited or investigated by any Governmental Authority or Court. There is no pending or, to the Knowledge of the Company, threatened Litigation, unfair labor practice charge, or other charge or inquiry against the Company brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employee, or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or Governmental Authority.

         (b) Except as set forth in the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company and its employees; there are no activities or proceedings of any labor union to organize any employees of the Company; during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of the Company. The Company is in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. The Company has not effectuated a "plant closing" or "mass layoff" as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company.

2.15     Title to Assets; Leases.

         (a) Except as described in the Company Disclosure Schedule, the Company has good and marketable title to all assets owned by it, free and clear of all Liens. The Company owns no real property.

         (b) The Company Disclosure Schedule contains a list of all leases of real property to which the Company is a party (collectively, "Real Property"). Except as set forth in the Company Disclosure Schedule, (i) each Real Property lease to which the Company is a party is in full force and effect in accordance with its terms, (ii) all rents and additional rents due to date from the Company on each such lease have been paid, (iii) the Company has not received written notice that it is in material default thereunder, and (iv) there exists no default by the Company under such lease. There are no leases, subleases, licenses, concessions or any other agreements or commitments to which the Company is a party granting to any Person any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof.

2.16 Taxes. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns. Except as set forth in the Company Disclosure Schedule:

         (a) All material income Tax Returns required to be filed by or on behalf of the Company have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

         (b) All material income Taxes payable by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid, and adequate reserves (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP are provided on the respective company's Balance Sheet for any material Taxes not yet due. All assessments for material income Taxes due and owing by or with respect to the Company with respect to completed and settled examinations or concluded litigation have been paid. The Company has not incurred an income Tax liability from the date of the latest Balance Sheet other than an income Tax liability incurred in the ordinary course of business.

         (c) No action, suit, proceeding, investigation, claim or audit has formally commenced and no written notice has been given that such audit or other proceeding is pending or threatened with respect to the Company, and all material deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

         (d) Except as set forth in the Company Disclosure Schedule, the Company has not requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax. No extension or waiver of time within which to file any income Tax Return of, or applicable to, the Company has been granted or requested which has not since expired.

         (e) Except as set forth in the Company Disclosure Schedule, the Company is not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and the Company is not a party to any Tax allocation or sharing agreement, and the Company is not liable for the Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract, or otherwise.

         (f) Except as disclosed in the Company Disclosure Schedule, the Company has not made any material payments, are not obligated to make any material payments, and is not a party to any agreements that under any circumstances could obligate any of them to make any material payments, that will not be deductible under Section 280G of the Code.

         (g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (h) Except where the failure to do so would not have a Material Adverse Effect on the Company, the Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

         (i) The Company has not made an election under Section 341(f) of the Code.

2.17     Environmental Matters.

         (a) Except as described in the Company Disclosure Schedule, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company complies and has complied, during all applicable statute of limitations periods, with all applicable Environmental Laws, and possess and comply, and have possessed and complied during all applicable statute of limitations periods, with all Environmental Permits; (ii) to the Knowledge of the Company, there are and have been no Materials of Environmental Concern or other conditions at any property owned by the Company now or in the past that are in circumstances that could reasonably be expected to give rise to any liability of the Company, or result in costs to the Company arising out of any Environmental Law; (iii) no Litigation (including, to the Knowledge of the Company, any notice of violation or alleged violation), under any Environmental Law or with respect to any Materials of Environmental Concern to which the Company is, or to the Knowledge of the Company will be, named as a party, or affecting its business, is pending or, to the Knowledge of the Company, threatened; nor is the Company the subject of any investigation or the recipient of any request for information in connection with any such Litigation or potential Litigation; (iv) there are no Orders or agreements under any Environmental Law or with respect to any Materials of Environmental Concern to which the Company is a party or affecting its business.

         (b) The Company has furnished to Parent true and complete copies of all Environmental Reports in the possession or control of the Company.

         (c) For purposes of this Agreement, the terms below are defined as follows:

                  "Environmental Laws" shall mean any and all Laws, Orders, guidelines, codes, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment.

                  "Environmental Permits" shall mean any and all permits, licenses, registrations, notifications, exemptions and any other Approvals required of the Company under any Environmental Law.

                  "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential non-compliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect the Company or any entity for which it may be liable.

                  "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

2.18     Intellectual Property.

         (a) The Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations, and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued or filed, and all material unregistered Intellectual Property.

         (b) All registered Intellectual Property of the Company is currently in compliance in all material respects with all legal requirements (including timely filings, proofs and payments of fees), to the Knowledge of the Company, is valid and enforceable, and is not subject to any filings, fees or other actions falling due within ninety (90) days after the Effective Time. No registered Intellectual Property of the Company has been or is now involved in any cancellation, dispute or Litigation, and, to the Knowledge of the Company, no such action is threatened. No patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

         (c) The Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property to which the Company is a party or by which any of its assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000) (collectively, "License Agreements"). All of the Company's License Agreements are valid and binding obligations of the Company, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement, except for violations, breaches, or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (d) The Company exclusively owns or has the valid right to use all of the Intellectual Property necessary for the conduct of the Company's business as currently conducted or contemplated to be conducted and for the ownership, maintenance and operation of the Company's properties and assets. No royalties, honoraria or other fees are payable by the Company to any third parties for the use of or right to use any Intellectual Property, except as set forth in the Company Disclosure Schedule.

         (e) Except as disclosed in the Company Disclosure Schedule, (i) to the Knowledge of the Company, the conduct of the Company's business as currently conducted or planned to be conducted does not infringe or otherwise impair or conflict with ("Infringe") any Intellectual Property rights (other than patents) of any third party, and the Intellectual Property rights of the Company are not being Infringed by any third party and (ii) there is no Litigation or Order pending or outstanding, to the Knowledge of the Company, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company.

         (f) Except as set forth in the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the alteration, loss or impairment of the validity, enforceability or the Company's right to own or use any of the Intellectual Property, nor will such transactions require the Approval of any Governmental Authority or third party in respect of any Intellectual Property.

         (g) The Company Disclosure Schedule does not own any material Software and licenses no Software other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000.

         (h) The Company has taken all reasonable steps to protect the Company's rights in its confidential information and trade secrets. Without limiting the foregoing, the Company requires each employee, consultant and contractor to execute and, except as disclosed in the Company Disclosure Schedule, each employee, consultant and contractor has executed, appropriate agreements that are substantially consistent with the Company's standard forms thereof (true and complete copies of which have been delivered to Parent). Except under confidentiality obligations, there has been no material disclosure of any of the Company's confidential information or trade secrets to any third party.

2.19 Insurance. The Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and reasonable in light of the assets of the Company. To the Knowledge of the Company, there is no threatened termination of or material premium increase with respect to any of such policies or bonds.

2.20 No Restrictions on the Merger; Takeover Statutes. The Board of Directors of the Company has, prior to the date hereof, approved this Agreement and the Merger and the other transactions contemplated hereby and such approval is sufficient to render inapplicable to this Agreement, the Merger and any other transactions contemplated hereby, the restrictions on business combinations of Section 203 of the DGCL. No Delaware law or other takeover statute or similar Law and no provision of the Certificate of Incorporation or Bylaws, or other organizational documents or governing instruments of the Company or any Material Agreement to which it is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a Stockholder with respect to securities of the Company that may be acquired or controlled by Parent, or (ii) would or would purport to entitle any Person to acquire securities of the Company.

2.21 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.22 Certain Business Practices. As of the date hereof, neither the Company nor any director, officer, employee or agent of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

2.23 Interested Party Transactions. Except as disclosed in the Company Disclosure Schedule, (i) there are no existing and there has been no Contract, transaction, indebtedness or other arrangement, or any related series thereof, between the Company and any its directors, officers or Stockholders (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and (ii) except for the Company Options, at the Closing, all such Contracts, transactions, indebtedness and other arrangements shall be terminated (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).

2.24 Disclaimer of Other Representation and Warranties. The Company does not make, and has not made, any representations or warranties relating to the Company or in connection with the transactions contemplated hereby other than those expressly set forth in this Article II. No person has been authorized by the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby except as set forth in this Article II and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

3.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent has all the requisite corporate power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and will not carry on any business or engage in any activities other than those reasonably related to the Merger.

3.2      Capitalization.

         (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, par value $.001 per share, of which, as of August 6, 2003, approximately 25,275,208 shares were issued and outstanding,
                  (ii) 1,000,000 shares of preferred stock, par value $.001 per share, of which, as of August 6, 2003, approximately 1,123 shares were issued and outstanding and designated as Series A preferred stock, and (iii) 1,000 shares of special voting rights preferred stock, par value $.001 per share, of which, as of August 6, 2003, 1000 shares were issued and outstanding. All of the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration and the Additional Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable.

         (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares of Merger Sub Common Stock are outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Parent.

3.3 Authority; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole Stockholder of Merger Sub. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

3.4      No Conflict; Required Filings and Consents.

         (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of this Agreement by Parent or Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) conflict with or violate any Law or Order in each case applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, except in the case of clause (ii) above, for any such conflicts or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent or Merger Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, or the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws, (B) the filing of the Certificate of Merger in accordance with Delaware law, (C) the filing of a listing application or other documents as required by the Nasdaq SmallCap Market ("Nasdaq"), or (D) where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5      SEC Filings; Financial Statements.

         (a) Parent has filed all reports and documents required to be filed with the SEC since December 31, 2001 (collectively, the "Parent SEC Reports") pursuant to the federal securities Laws and Regulations of the SEC promulgated thereunder, and all Parent SEC Reports have been filed in all material respects on a timely basis. The Parent SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto), and (iii) fairly presents the consolidated financial position of Parent as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount to Parent.

3.6 Absence of Litigation. Except as expressly described in the Parent SEC Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any Court or Governmental Authority which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

3.7 Registration Statement. None of the information supplied by Parent for inclusion in the Registration Statement (as defined in section 5.1(b)) shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Registration Statement.

3.8 Tax Matters. To the Knowledge of Parent, neither Parent and Merger Sub nor any of their Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. It is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic assets in a business, in each case within the meaning of Treas. Reg. section 1.368-1(d).

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing in advance, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws. The Company shall use its reasonable best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, and to operate, and cause each of its Subsidiaries to operate, according to plans and budgets provided to Parent, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect Material Agreements and to preserve the present relationships of the Company and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

         (a) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

         (b) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Stock-Based Rights of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to the Company Options); adopt, ratify or effectuate a Stockholders' rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary;

         (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

         (d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (including any Intellectual Property), except for (i) the sale of goods or licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice (x) involving annual revenues or receipts of less than or equal to $50,000, or involving annual expenditures or liabilities of less than or equal to $50,000, and (y) having a term of less than or equal to eighteen months, or (ii) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

         (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; or authorize or make any capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and its Subsidiaries taken as a whole;

         (f) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business consistent with past practice, or loan or advance any money or other asset or property to, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, terminate or amend any Employee Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

         (g) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

         (h) (i) other than in the ordinary course consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a Material Agreement as defined in
                  Section 2.7(a) (excluding Section 2.7(a)(iii)); (ii) modify or amend in any material respect, transfer or terminate any Material Agreement or waive, release or assign any rights or claims thereto or thereunder; (iii) enter into or extend any lease with respect to Real Property with any third party; (iv) modify, amend or transfer in any way or terminate any standstill or confidentiality agreement with any third party, or waive, release or assign any rights or claims thereto or thereunder; (v) enter into, modify or amend any License Agreement or other Contract to provide exclusive rights or obligations; or (vi) enter into, modify or amend any License Agreement or other Contract that (x) involves annual revenues or receipts of greater than $100,000, (y) involves annual expenditures or liabilities of greater than $100,000 or (z) has a term of greater than eighteen months;

         (i) make any material Tax election other than an election in the ordinary course of business consistent with the past practices of the Company or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

         (j) pay, discharge, satisfy or settle any Litigation or waive, assign or release any material rights or claims except, in the case of Litigation, any Litigation which settlement would not:
                  (A) impose any injunctive or similar Order on the Company or any of its Subsidiaries or restrict in any way the business of the Company or any of its Subsidiaries or (B) exceed $100,000 in cost or value to the Company or any of its Subsidiaries. The Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $50,000 in any instance or series of related instances or $100,000 in the aggregate or in accordance with their terms as in effect as of the date hereof;

         (k) engage in, enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, Stockholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, except for
                  (i) amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses and (ii) those items existing as of the date hereof and listed in the Company Disclosure Schedule;

         (l) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

         (m) take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

         (n) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing.

4.2      Solicitation of Other Proposals.

         (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it authorize or permit any of its or their respective Stockholders, directors, officers, employees, representatives or agents (collectively, the "Company Representatives"), to directly or indirectly, (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person (other than Parent, Merger Sub or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Material Subsidiary (as defined herein) or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 20% or more of the outstanding capital stock of the Company or such Material Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 20% or more of the outstanding capital stock of the Company or such Material Subsidiary, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the Intellectual Property or any significant portion of the business or other assets of the Company or any Material Subsidiary, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Parent or its Affiliates of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and all Company Representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly notify each Company Representative of its obligations under this Section 4.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate or Subsidiary of the Company or any Company Representative, whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of this Section 4.2(a) by the Company.

         (b) For purposes of this Agreement, "Material Subsidiary" means any Subsidiary of the Company whose consolidated revenues, net income or assets constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries taken as a whole.

         (c) In addition to the other obligations of the Company set forth in this Section 4.2, the Company shall immediately advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1      Company Stockholders' Approval; Registration Statement.

         (a) The Company shall, promptly following the date hereof, use all reasonable efforts to obtain the necessary approval of the Merger and this Agreement by its Stockholders.

         (b) Promptly, but in any event no later than the earlier of (a) thirty (30) days following the effective date of Parent's Form S-3 that is currently before the SEC, or (b) ninety (90) days following the Effective Date, Parent shall prepare and file with the SEC a registration statement on Form S-3 to register the sale of the Merger Consideration and the Additional Merger Consideration (the "Registration Statement") and the parties hereto shall use all reasonable efforts to have such Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement.

         (c) Parent shall, as promptly as practicable, make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the Regulations thereunder and under applicable Blue Sky or similar securities Laws, and shall use all reasonable efforts to obtain required Approvals with respect thereto.

5.2      Access to Information; Confidentiality.

         (a) Upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively, "Parent Representatives"), reasonable access, during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records and, during such period, the Company shall furnish promptly to the other all information concerning its business, properties, books, Contracts, commitments, record and personnel as Parent may reasonably request. The Company shall make available to the other party the appropriate individuals for discussion of such entity's business, properties and personnel as Parent or the Parent Representatives may reasonably request. No investigation pursuant to this Section 5.2(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

         (b) Parent shall keep all information obtained pursuant to Section 5.2(a) confidential in accordance with the terms of the Confidential Disclosure Agreement dated May 1, 2003 (the "Confidentiality Agreement") between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.10.

5.4      Reasonable Best Efforts; Further Assurances.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements. The Company and Parent shall each use its reasonable best efforts to (i) as promptly as practicable, obtain all Approvals (including those referred to in Sections 2.6(a) and 2.6(b) and the Company Disclosure Schedule), and the Company and Parent shall make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (ii) lift, rescind or mitigate the effects of any injunction or other Order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened or such injunction or other Order, the issuance or entry thereof, provided, however, that neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, including its Subsidiaries, the Company or the holding separate of Company Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Affiliates, including its Subsidiaries, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Stock, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent's Affiliates, including its Subsidiaries. Neither party hereto will take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

         (b) The parties hereto shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         (c)      The Company and Parent shall cooperate with one another:

                  (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the Merger;

                  (iii) in seeking any Approvals or making any filings in connection with the consummation of the Merger, including furnishing information required in connection therewith, and seeking timely to obtain any such Approvals, or making any filings.

         (d) The Company shall use its reasonable best efforts to cause its Affiliates and other Persons to transfer and assign all rights necessary for the Company to continue to conduct its business consistent with historical operations and as currently conducted, pursuant to documentation and in a manner reasonably acceptable to Parent.

5.5      Stock Options and Stock Plan; Options.

         (a) At the Effective Time, each outstanding Company Option, whether vested or unvested, will be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions in effect immediately prior to the Effective Time, except that such Company Option will be exercisable solely for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the General Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock (with one-half rounded up), and the per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Stock at which such Company Option was exercisable immediately prior to the Effective Time by the General Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. If the sale of stock issuable upon exercise of assumed Company Options cannot be covered by Parent's current registration on Form S-8, the sale of such stock will also be included in the Registration Statement.

         (b) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by Parent under this Agreement. Parent shall file as soon as practicable after the Effective Date a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable upon the exercise of the Company Options assumed by Parent pursuant to
                  Section 5.5(a), and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Company Options.

         (c) The vesting of each Company Option shall not accelerate as a result of, or in connection with, the transactions contemplated hereby, except to the extent required by the existing terms thereof. In addition, the Company shall ensure that no discretion is exercised by the Board of Directors or any committee thereof or any other body or Person so as to cause the vesting of any Company Option or any other warrant or right to acquire shares of Company Stock to accelerate.

5.6      Employee Benefits.

         (a) Parent agrees that individuals who are employed by the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation upon the Effective Time (each such employee, a "Company Employee"); provided, however, that this Section 5.6(a) shall not be construed to limit the ability of the Company to terminate the employment of any Company Employee at any time.

         (b) After the Effective Time and on a schedule determined by Parent in connection with its integration of its business with that of the Company, the Company Employees shall be eligible to participate in the employee benefit plans of Parent to the same extent as employees of Parent. The Company Employees will be allowed credit for their service with the Company for purposes of vesting, calculating the number of vacation days to which such employees are entitled, subject to a maximum of five incremental days of vacation, and participation only (and not for entitlement (except as provided with respect to vacation) or benefit accrual purposes), with respect to the employee benefit plans in which such Company Employees are allowed by Parent to participate following the Effective Time.

5.7      Reorganization.

         (a) The Company shall not knowingly take, or knowingly permit any controlled Affiliate of the Company to take, any action that could prevent the Merger from being treated as a "reorganization" within the meaning of Section 368 of the Code.

         (b) Parent will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treas. Reg.
                  section 1.368-1(d), except that Parent may transfer the Company's historic business assets (i) to a corporation that is a member of Parent's "qualified group" within the meaning of Treas. Reg. section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of the Parent's "qualified group" have active substantial management functions as a partner with respect to the Company's historic business or (B) members of Parent's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in the Company's historic business, in each case within the meaning of Treas. Reg. section 1.368-1(d)(4)(iii).

5.8      Notification of Certain Matters.

         (a) Prior to the Effective Time, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (b) Prior to the Effective Time, each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Merger or the Related Agreements, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or the Related Agreements, (iii) any Litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the Merger or the Related Agreements; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Agreement of the Company; and (v) any change that could reasonably be expected to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements or to fulfill their respective obligations set forth herein or therein.

         (c) Prior to the Effective Time, each of the Company parties or and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring. If any party shall fail to obtain any such consent from a third Person, such party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

5.9 Listing on Nasdaq. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger and pursuant to Parent's options to be issued pursuant to Section 5.5 to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

5.10 Public Announcements. Parent and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by Law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

5.11 Takeover Laws. If any form of anti-takeover statute, Regulation or charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Related Agreements, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such Law, provision or Contract on the transactions contemplated hereby or thereby.

5.12     Indemnification; Directors and Officer Insurance.

         (a) All rights to indemnification, advancement of Litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company and its Subsidiaries under the provisions existing on the date hereof in their respective certificates of incorporation, bylaws or similar organizational documents, as well as related director indemnification agreements in accordance with their terms in existence on the date hereof, shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time for a period of not less than six years.

         (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

5.13 Stockholders' Agreement. The Company shall use its reasonable best efforts, on behalf of Parent and pursuant to the request of Parent, to cause each Stockholder of the Company named on the signature pages to the Stockholders' Agreement to execute and deliver to Parent, concurrently with the execution of this Agreement, and to comply with, the Stockholders' Agreement.

5.14 Release Agreements. The Company shall use its reasonable best efforts, on behalf of Parent and pursuant to the request of Parent, to cause Dr. Joseph V. Gulfo and Dr. Robert E. Humphreys to execute and deliver to Parent, and to comply with, a release agreement in the form of Exhibit C attached hereto (the "Release Agreements") prior to the Effective Time, providing for, among other things, release of the Company, Parent and the Surviving Corporation and their respective Affiliates from any and all claims, known and unknown, that such Person has or may have against such Persons through the Effective Time.

5.15 Parent Funding Commitment. Parent will advance to the Surviving Corporation an aggregate amount of not less than $2,000,000 ratably over the two (2) year period following the Effective Date which advances will be debt, equity or a combination thereof in the sole discretion of Parent. Such advances will be utilized by the Surviving Corporation solely in accordance with a budget agreed to by Parent and the Company prior to the Closing Date.

                                   ARTICLE VI
                              CONDITIONS OF MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company;

         (b) Nasdaq Listing. The shares of Parent Common Stock issuable to the Stockholders of the Company pursuant to this Agreement shall have been approved for listing on Nasdaq subject to official notice of issuance.

         (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein illegal.

         (f) Tax Opinions. Parent and the Company shall have received written opinions of, respectively, Eckert Seamans Cherin & Mellott, LLC and Foley Hoag LLP, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of each of such opinions shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent, Merger Sub and the Company. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

         (g) Other Opinions. Parent and the Company shall have received written opinions of, respectively, Foley Hoag LLP and Eckert Seamans Cherin & Mellott, LLC, in form and substance reasonably satisfactory to them, regarding due authorization, enforceability, no conflicts and securities law compliance.

         (h) Employment Agreements. Dr. Joseph V. Gulfo and Dr. Robert E. Humphreys shall have entered into employment agreements with the Company in form and substance satisfactory to such individuals and the Parent.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

         (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement and the Related Agreements shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date).

         (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

         (c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those Approvals of Governmental Authorities and other third parties set forth in the Company Disclosure Schedule (or not described in the Company Disclosure Schedule but required to be so described) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         (d) Related Agreements. Each of the Stockholders' Agreement and the Release Agreements (collectively, the "Related Agreements") shall be in full force and effect as of the Effective Time, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date).

         (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders of the
         Company:

         (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

         (b) By either Parent or the Company if the Merger shall not have been consummated on or before August 31, 2003; provided, however, that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any Foreign Competition Laws not having expired or been terminated or received, then such date shall be extended to January 31, 2004; and provided, further, that the right to terminate this Agreement under this
                  Section 7.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

         (c) By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

         (d) By either Parent or the Company, if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the Stockholders of the Company to approve and adopt this Agreement and to consummate the Merger shall not have been obtained;

         (e) By Parent, if the Board of Directors of the Company or any committee thereof shall have (i) failed to present and recommend the approval and adoption of this Agreement and the Merger to the Stockholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (ii) upon a request by Parent to publicly reaffirm the approval and recommendation of the Merger, this Agreement and the transactions contemplated hereby, failed to do so within two Business Days after such request is made, or
                  (iii) resolved or announced its intention to do any of the foregoing;

         (f) By Parent, if any Person (other than Parent or an Affiliate of Parent) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of the Company or any Material Subsidiary;

         (g) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this
                  Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

         (h) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and such breach (if curable) has not been cured within 30 days after notice to Parent; or

         (i) By Parent, if any of the Stockholders of the Company that is a party to the Stockholders' Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein.

7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 2.21, 5.3(b), 5.10, 7.3 and Article VIII, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

7.3      Fees and Expenses.

         (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to all filing fees payable in connection with filings made under the HSR Act or Foreign Competition Laws.

         (b)      In the event that Parent terminates this Agreement pursuant to
                  Section 7.1(d), Section 7.1(e), Section 7.1(f), 7.1(i) or 7.1(g) (due to a willful breach of any covenant or agreement contained herein by the Company), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to $25,000 (the "Termination Fee") plus the amount of Parent Stipulated Expenses (as defined below), which Termination Fee and Parent Stipulated Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent.

         (c) If this Agreement is terminated pursuant to Section 7.1(g), then the Company shall reimburse Parent for all Parent Stipulated Expenses not later than two Business Days after the date of such termination. As used in this Agreement, the term "Parent Stipulated Expenses" shall mean those fees and expenses actually incurred by Parent in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Parent Representatives; provided that such amount shall not exceed $150,000.

         (d) If this Agreement is terminated pursuant to Section 7.1(h), then Parent shall reimburse the Company for all Company Stipulated Expenses not later than two Business Days after the date of such termination. As used in this Agreement, the term "Company Stipulated Expenses" shall mean those fees and expenses actually incurred by the Company in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Company Representatives; provided that such amount shall not exceed $150,000.

         (e) Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies any party may have hereunder or under any Related Agreement or at law or in equity for any breach of this Agreement or any of the Related Agreements.

7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

7.5 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 Survival of Representations and Warranties. The representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

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
8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

         (a) If to Parent or Merger Sub:

             Generex Biotechnology Corporation
             33 Harbour Square
             Suite 202
             Toronto, Ontario, Canada M5J 2G2
             Facsimile: (416) 364-9363
             E-Mail: mfletcher@generex.com
             Attention: Mark A. Fletcher, Exec. V.P. & Gen. Counsel

         (b) If to the Company:

             Antigen Express, Inc.
             100 Barber Avenue
             Worcester, Massachusetts, USA 01606
             Facsimile: (508) 852-8653
             E-Mail: jvgulfo@earthlink.net
             Attention: Dr. Joseph V. Gulfo, Chairman & CEO

             or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

8.3      Certain Definitions. For purposes of this Agreement, the term:

         (a) "Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more.

         (b) "Balance Sheet" means the balance sheet of the Company as of May 31, 2003.

         (c) "beneficial owner" (including the terms "beneficial ownership" and "to beneficially own") with respect to a Person's ownership of any securities means such Person or any of such Person's Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act.

         (d) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York, USA or in the Province of Ontario, Canada.

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
         (e) "Company Disclosure Schedule" means a schedule of even date herewith delivered by the Company to Parent concurrently with the execution of this Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of the Company contained in certain specific sections and subsections.

         (f) "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

         (g) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

         (h) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

         (i) "Governmental Authority" means any governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

         (j) "Income Statement" means the income statement of the Company as of May 31, 2003.

         (k) "Intellectual Property" means all United States and foreign intellectual property, including all worldwide trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans, logos, trade dress, together with all goodwill related to the foregoing; patents, copyrights, Software, technology, trade secrets and other confidential information, customer lists, know-how, processes, formulae, algorithms, models, user interfaces, inventions, advertising and promotional materials, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the foregoing.

         (l) "Knowledge" means (i) in the case an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter and (ii) in the case of an entity (other than an individual) such entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as an officer, partner, executor, or trustee of such Person has, or at any time had, Knowledge (as contemplated by clause (i) of this Section 8.4(k)) of such fact or other matter.

         (m) "Law" means all laws, statutes, ordinances and Regulations of any Governmental Agency including all decisions of Courts having the effect of law in each such jurisdiction.

         (n) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

         (o) "Litigation" means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

         (p) "Material Adverse Effect" means any fact, event, change, development, circumstance or effect (i) that, when such term is used in relation to the Company, (A) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of the Company, or (B) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger, or (ii) that, when such term is used in relation to Parent or Merger Sub, (A) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of Parent and its Subsidiaries, taken as a whole, or (B) would materially impair or delay the ability of the Parent or Merger Sub to perform its obligations hereunder, including the consummation of the Merger.

         (q) "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

         (r) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

         (s) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

         (t) "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays of any Internet site(s) operated by or on behalf of Company or any of its Subsidiaries, and (v) all documentation and other works of authorship, including user manuals and training materials, relating to any of the foregoing.

         (u) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company or other legal entity.

8.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.7 Entire Agreement. This Agreement (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in
         Section 5.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.11 Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the Commonwealth of Massachusetts.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION

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By:
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        __/s/_____________________________________________
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        Name: Anna E. Gluskin
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        Title: President & Chief Executive Officer
--------------------------------------------------------------------------------

AGEXP ACQUISITION, INC.

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By:
--------------------------------------------------------------------------------
        ____/s/___________________________________________
--------------------------------------------------------------------------------
        Name: Anna E. Gluskin
--------------------------------------------------------------------------------
        Title: Director
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ANTIGEN EXPRESS, INC.

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By:
--------------------------------------------------------------------------------
        ______/s/_________________________________________
--------------------------------------------------------------------------------
        Name: Dr. Joseph V. Gulfo
--------------------------------------------------------------------------------
        Title: Chairman & Chief Executive Officer
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